As filed with the Securities and Exchange Commission on October 19, 2022

Registration No. 333-[    ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAI.TECH GLOBAL CORPORATION
(Exact name of Registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

#01-05 Pearl’s Hill Terrace
Singapore, 168976
(Address of principal executive offices, Zip Code)

SAI.TECH Global Corporation 2021 Equity Incentive Plan

(Full title of the plans)

Winston & Strawn LLP
800 Capital Street, Suite 2400
Houston, TX 77002
Tel: 713-651-2600
(Name, address and telephone number, including area code, of agent for service)

With copies to:

Michael J. Blankenship
Douglas C. Lionberger
Winston & Strawn LLP
800 Capitol Street, Suite 2400
Houston, TX 77002
Tel: 713-651-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
		Smaller reporting company	☐
Non-accelerated filer	☒	Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information. *

*	SAI.TECH Global Corporation, a Cayman Islands corporation (the “Registrant”), shall deliver the document(s) containing the information in Part I of this Registration Statement on Form S-8 (the “Registration Statement”) to each participant in the SAI.TECH Global 2021 Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”). In each case, such document and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Registrant, are incorporated by reference into this Registration Statement:

(i)	The prospectus dated March 31, 2022, filed by the Registrant pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form F-4, originally filed with the Commission on October 22, 2021, as amended (File No. 333-260418) (other than those portions of such proxy statement/prospectus not deemed to be “filed” with the SEC);

(ii)	The Registrant’s Annual Report on Form 20-F, filed with the Commission on May 31, 2022 (File No. 001-40368);

(iii)	The Registrant’s Reports on Form 6-K furnished to the Commission on May 2, 2022, May 6, 2022, May 31, 2022, August 3, 2022, and August 17, 2022; and

(iv)	The description of the Registrant’s Class A Ordinary Shares, registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (incorporated by reference to Exhibit 2.2 to the Registrant’s Annual Report on Form 20-F, filed with the Commission on May 31, 2022 (File No. 001-40368)), and as amended by any subsequent amendment or any report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, and all reports on Form 6-K, or portions thereof, subsequently filed by the Registrant which state that they are incorporated by reference herein, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Registrant’s amended and restated memorandum and articles of association provides for indemnification of its officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. The Registrant has entered into agreements with its directors and officers to provide contractual indemnification in addition to the indemnification provided for in its amended and restated memorandum and articles of association. The Registrant has purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the costs of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit No.	Description

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to Form 6-K, filed with the Commission on May 6, 2022 (File No. 001-40368)).

4.2	SAI.TECH Global Corporation 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 to Form F-4/A, filed with the Commission on March 29, 2022 (File No. 333-260418)).

4.3	Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1, filed with the Commission on April 22, 2021 (File No. 333-253849)).

4.4	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1, filed with the Commission on April 22, 2021 (File No. 333-253849))

5.1*	Opinion of Harney Westwood & Riegels L.P.

23.1*	Consent of Marcum Asia CPAs LLP

23.2*	Consent of Friedman LLP

23.3*	Consent of Audit Alliance LLP

23.4*	Consent of Harney Westwood & Riegels L.P. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

107*	Filing Fee Table.

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on October 19, 2022.

SAI.TECH Global Corporation

By:	/s/ Risheng Li
Name:	Risheng Li
Title:	Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Risheng Li, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 of the Registrant and any subsequent registration statements filed thereto pursuant to Instruction E to Form S-8 (and all further amendments, including post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and generally to do all such things in their names and behalf in their capacities as officers and directors, as applicable, to enable the Registrant to comply with the provisions of the Securities Act and all requirements of the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Risheng Li	Chief Executive Officer and Chairman of the Board	October 19, 2022
Risheng Li	(Principal Executive Officer)

/s/ Ian Chow	Chief Financial Officer	October 19, 2022
Ian Chow	(Principal Financial and Accounting Officer)

/s/ Hao Ge	Director	October 19, 2022
Hao Ge

/s/ Yao Shi	Director	October 19, 2022
Yao Shi

/s/ Yusen Chen	Director	October 19, 2022
Yusen Chen

/s/ Jinlong Zhu	Director	October 19, 2022
Jinlong Zhu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of SAI.TECH Global Corporation, has signed this registration statement or amendment thereto in the City of Houston, State of Texas, on October 19, 2022.

WINSTON & STRAWN LLP

By:	/s/ Michael J. Blankenship
Name:	Michael J. Blankenship
Title:	Authorized Representative